EXHIBIT 10.6

April 20, 2022
Ms. Bonnie Anderson
Delivered by hand or via email
Dear Bonnie:
Veracyte, Inc. (the “Company”) is pleased to continue your employment as the Company’s Executive Chair (“Executive Chair”) on the terms set forth in this letter agreement (this “Agreement”), effective April 20, 2022 (the “Amendment Date”). This Agreement amends and restates in its entirety the letter agreement related to your service as Executive Chair by and between you and the Company dated May 28, 2021.
1.    Position. You will continue to serve as the Company’s Executive Chair, reporting to the Company’s Board of Directors (the “Board”).
While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that could create a business or fiduciary conflict of interest with the Company. Notwithstanding the foregoing, subject to the approval of the Board, and in accordance with the terms of the Nominating and Corporate Governance Committee Charter, you may serve on boards of directors and provide consulting services to non-competitive private or public companies. Pursuant to this Agreement, the Board consents to your continued service as a member of the board of directors of DNA Script Inc., Bruker Corporation, and as a trustee emeritus of the Keck Graduate Institute of Applied Life Sciences, your management of your personal investments, and your participation in civic, charitable, and academic activities (including serving on the boards and committees of such organizations), provided that such activities do not at the time the activity or activities commence or thereafter (i) create a business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company, and you comply with applicable Company policies.
For so long as you serve as Executive Chair, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Nominating and Corporate Governance Committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election.
2.    Term. Subject to the terms of this Agreement, this Agreement will remain in effect from the Amendment Date until terminated by you or the Company.
3.    Cash Compensation.
a.    Base Salary. For fiscal year 2022, the Company will pay you a base salary (the “Base Salary”) at the annualized rate of Five Hundred Thousand Dollars ($500,000.00) per year. Payment of your Base Salary shall be less applicable withholding taxes and payable in accordance with the Company’s standard payroll schedule.
b.    Annual Bonus. You will be eligible for an annual target bonus applicable to fiscal year 2022 of 50% of your Base Salary under the Company’s incentive bonus plan (“Target

Bonus” and the Company’s incentive bonus plan, the “Company Incentive Plan”), with the actual bonus amount awarded to you (the “Actual Bonus”) based solely upon the achievement of Company performance objectives established by the Compensation Committee of the Board (the “Compensation Committee”) or the Board. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided in Section 8 of this Agreement.
4.    Benefits. You will continue to be entitled to participate in all employee retirement, welfare, insurance and benefit programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives. Also, you will continue to be eligible for paid time off and Company-paid holidays in accordance with the Company’s established policies. These and other policies are explained fully in the Company’s employee handbook. You will continue to be eligible for payments or benefits under the Amended and Restated Change of Control and Severance Agreement between you and the Company, dated July 1, 2019 (the “Severance Agreement”), but solely as such Severance Agreement is modified by the terms of Section 8 of this Agreement. The Company shall pay or reimburse you for reasonable attorneys’ fees paid in connection with your negotiation and execution of this Agreement, up to a maximum amount of $5,000.
5.    Equity Awards.
Your stock options to purchase common stock of the Company, restricted stock units, performance-based restricted stock units and any other Company equity compensation awards (your “Equity Awards”) will continue to vest pursuant to the terms and conditions of the respective award agreements and the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) or any other applicable Company equity incentive plan, subject to your continued Service (as defined in the 2013 Plan, which includes your service as an employee, director or consultant of the Company). For the avoidance of doubt, during your service as Executive Chair and during your service as a non-employee member of the Board, either such service shall be deemed to constitute “Service” under your performance-based restricted stock unit awards and other Equity Awards.
During your employment as Executive Chair, you will be subject to the Company’s stock ownership guidelines based on an ownership level of three times (3x) your annual base salary as Executive Chair. Should you cease to be Executive Chair, but remain a member of the Board, you will be subject to the Company’s stock ownership guidelines based on the ownership level required of all other non-employee Board members, which is currently three times (3x) the annual cash retainer payable to a non-employee Board member.
On March 3, 2022 the Board granted you 17,667 restricted stock units (the “2022 RSUs”) to acquire shares of the Company’s common stock. Your 2022 RSUs will vest on March 2, 2023, subject to your continued Service (as defined in the 2013 Plan) through such date. On March 3, 2022 (the “Option Grant Date”) the Board also granted you an incentive stock option (the “2022 Option”) for 32,195 shares of the Company’s common stock. Your 2022 Option will vest and become exercisable as to 33% of the shares underlying the 2022 Option on each of the one-year, two-year and three-year anniversaries of the Option Grant Date, subject to your continued Service (as defined in the 2013 Plan) through such dates. Your 2022 RSUs and 2022 Option will be further subject to the terms and conditions set forth in the applicable award agreement between you and the Company and the Company’s 2013 Plan.
Notwithstanding anything to the contrary in this Agreement, your Severance Agreement, the 2013 Plan or the applicable award agreements, any then-unvested portion of the 2022 RSUs and 2022 Option shall accelerate in full upon the earlier of (i) termination of your Service to the Company as Executive Chair, Chairman of the Board or a director of the Company due to your involuntary termination by the Company other than for Cause (as defined in the Severance Agreement), excluding death or Disability (as defined in the Severance Agreement) or (ii) upon a Change in

Control (as defined in the 2013 Plan), provided that, you deliver to the Company a signed general release of claims in favor of the Company in a customary form acceptable to the Company; provided, however, such general release of claims shall not extend to, and will have no effect upon, (x) Accrued Compensation (as defined below), (y) your rights to indemnification by the Company, and (z) continued coverage by the Company’s director’s and officer’s insurance (the “Release”) and you satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment.
Section 8 of this Agreement does not apply to the 2022 RSUs or the 2022 Option.
6.    Compensation for Future Fiscal Years. The Board (or the Compensation Committee) intends to determine your compensation for any subsequent fiscal year, including your Base Salary, Target Bonus and eligibility for long-term equity incentive awards, at the same time it reviews executive officer compensation for any such fiscal year in accordance with standard practices. The determination by the Board (or the Compensation Committee) of your compensation for any subsequent fiscal year will be based, in part, on the extent and level of your then-current and expected involvement in the business, including the percentage of working time dedicated to the Company.
7.    Board Compensation. You acknowledge that for so long as you are employed as Executive Chair (or in any other employment position with the Company), you will not receive any cash or equity compensation as a non-employee member of the Board. Should you cease to be Executive Chair (or any other employment position with the Company), but remain a non-employee member of the Board, you will be entitled to receive the annual cash and equity compensation payable to non-employee directors generally, but you would not receive an initial three-year equity incentive grant.
8.    Effect of Termination of Employment as Executive Chair and/or as Services as a Member of the Board and Change of Control.
a.    “Good Reason” Modification. As of June 1, 2021 and solely with respect to Section 3(a) of the Severance Agreement, the definition of Good Reason in the Severance Agreement was modified by removing Section 6(g)(i) of the Severance Agreement such that Good Reason may not be triggered by a material reduction of your authorities, duties or responsibilities. In addition, you acknowledge that the modifications to your compensation provided under this Agreement or in any subsequent year based on the extent and level of your then-current and expected involvement in the business, including the percentage of working time dedicated to the Company, as contemplated by Section 6 above will not constitute grounds for you to terminate your employment for Good Reason pursuant to Section 6(g)(ii) of the Severance Agreement. However, the foregoing sentence shall not adversely affect the acceleration of your 2022 equity grants provided under Section 5 of this Agreement.
b.    Termination as Executive Chair Absent a Change of Control.
i.    Termination as Executive Chair without Cause or for Good Reason Absent a Change of Control during Fiscal 2022. As of January 1, 2022 through December 31, 2022, Section 3(a) of the Severance Agreement is amended to eliminate subsection 3(a)(v) (Accelerated Vesting of Equity Awards) such that, if the Company terminates your employment without Cause or you resign for Good Reason outside of the Change of Control Period, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, you will be entitled to only the termination benefits set forth in Section 3(a)(ii) (Continuing Salary Payments), 3(a)(iii) (Bonus) with such pro-rated bonus amount calculated based on the bonus amount as determined as of the end of the performance period as provided in such subsection 3(a)(iii), 3(a)(iv) (COBRA Continuation Coverage) and 3(a)(vi) (Extended Post-Termination Exercise Period) of the Severance

Agreement. However, the foregoing sentence shall not adversely affect the acceleration of your 2022 equity grants provided under Section 5 of this Agreement.
ii.    Termination as Executive Chair Absent a Change of Control during and after Fiscal 2023. As of January 1, 2023, Section 3(a) is eliminated in its entirety from the Severance Agreement such that if, after December 31, 2022, your employment with the Company terminates for any reason outside of the Change of Control Period, you will no longer be entitled to any termination benefits under the Severance Agreement or any other agreement, plan, program or arrangement of the Company except as expressly set forth in Section 5 of this Agreement with respect to the 2022 RSUs and 2022 Option.
c.    Termination as Executive Chair in Connection with a Change of Control. If either (i) the Company or its successor, as the case may be, terminates your employment as Executive Chair without Cause or (ii) you terminate your employment as Executive Chair for Good Reason, as Good Reason is defined in the Severance Agreement without giving effect to the modification of Good Reason in Section 8(a) of this Agreement, in each case during the Change of Control Period and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, you shall be entitled to the termination benefits set forth in Section 3(b) of the Severance Agreement.
d.    Change of Control While Serving as Non-Employee Member of the Board. In the event a Change of Control (as defined below) occurs and at such time you are serving as a non-employee Board member, but are no longer serving as Executive Chair, then you shall be entitled to immediate acceleration of all of the then-unvested shares subject to your Equity Awards provided that any performance-based Equity Awards will accelerate assuming the performance criteria had been achieved at target levels for the relevant performance period(s) unless provided otherwise in the applicable performance-based equity award agreement.
e.    Non-Assumption of Equity Awards upon a Change of Control. If your then-outstanding Equity Awards are not assumed, continued or substituted in a Change of Control, then the vesting of such Equity Awards will accelerate in full immediately prior to the Change of Control, provided that any performance-based Equity Award will accelerate assuming the performance criteria had been achieved at target levels for the relevant performance period(s) unless provided otherwise in the applicable performance-based equity award agreement.
f.    Any Termination. Upon termination of your employment at any time for any reason, you will be paid: (i) any earned but unpaid Base Salary, (ii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”). To the extent that you remain on the Board following any such termination, your Equity Awards will continue to vest during your Board service pursuant to the terms of this Agreement and the terms of such Equity Awards.
Except as provided under Section 8(d) above, in the event you resign from the Board, are not re-nominated or re-elected to the Board, or you are removed from the Board, you will be paid only the Accrued Compensation with respect to the termination of your Board service except as expressly set forth in Section 5 of this Agreement with respect to the 2022 RSUs and 2022 Option.

Section 8 of this Agreement does not apply to the 2022 RSUs or the 2022 Option.
9.    Definitions. As used in this Agreement, and as an amendment to such term in the Severance Agreement, the term “Change of Control” has the following meaning:
Change of Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
10.    Expenses and Reimbursement under Company Policies. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.
11.    Tax Matters.
a.    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
b.    Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
c.    Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
d.    Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of service as Executive Chair with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of service as Executive Chair to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed.
12.    At Will Employment. In accordance with the law, employment with the Company is “at-will”, and may be terminated at any time by you or the Company, with or without cause and with or without notice, subject to the terms of Section 8 of this Agreement. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your service as Executive Chair may only be changed in an express written agreement by you and an officer of the Company specifically authorized by the Board.
13.    Confidentiality; Arbitration; Company Policies. You will continue to be bound by and comply fully with your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company (the “Confidentiality Agreement”). At all times during your employment or services to the Company, you agree to abide by the Company’s employment policies and procedures that are made available to you in writing, as such policies and procedures are in effect.
14.    Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be subject to indemnification as required by the Company’s Bylaws and the Indemnification Agreement previously entered into between you and the Company.
15.    Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to any compensation recoupment and forfeiture policy adopted by the Board or any committee thereof or as required by law during the term of your service as Executive Chair with the Company that is applicable generally to executive officers of the Company.
16.    Entire Agreement. This Agreement, the Severance Agreement (as amended by this Agreement) and the Confidentiality Agreement, represent the entire agreement between the parties concerning the subject matter herein (and expressly supersede any prior agreements that you may have entered into regarding your employment as Executive Chair of the Company).
17.    Miscellaneous.
a.    Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
b.    Amendment or Waiver. No provision of this Agreement will be amended, modified or waived except in writing signed by you and an officer of the Company specifically authorized by the Board, which writing explicitly states the intent of the parties hereto to amend the terms herein. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
c.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
d.    Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
e.    Survival. The provisions of this Agreement shall survive the termination of your service as Executive Chair for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[Signature Page to Amended and Restated Executive Chair Agreement Follows]

Please sign and date this Agreement, and return it to me if you wish to accept service as Executive Chair of the Company under the terms described above.

Thank you,

/s/ Marc Stapley
Marc Stapley
CEO

I, the undersigned, hereby accept and agree to the terms and conditions of my service as Executive Chair with the Company as set forth in this Agreement.

By /s/ Bonnie Anderson
Bonnie Anderson
Date: 4/20/2022

[Signature Page to Amended and Restated Executive Chair Letter Agreement]